Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

WINN-DIXIE STORES, INC.

Pursuant to Section 607.1008 of the Florida Business Corporation Act, Winn-Dixie Stores, Inc. hereby sets forth the following: (a) the name of the corporation is Winn-Dixie Stores, Inc. (the “Corporation”). The Corporation was incorporated by the filing of its original Articles of Incorporation with the Secretary of State of the State of Florida on December 24, 1928. Restated Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on October 29, 1991; (b) the amendments reflected in the following Amended and Restated Articles of Incorporation both amend and restate the provisions of the Corporation’s Restated Articles of Incorporation and were duly adopted pursuant to Section 607.1008 of the Florida Business Corporation Act in order, among other things, to put into effect and carry out the confirmation order entered on November 9, 2006 by the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, in the reorganization case styled In re: Winn-Dixie, Inc., et al., Case No. 05-03817-3F1, which confirmed the Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors, dated August 9, 2006, as modified, which order approved these Amended and Restated Articles of Incorporation; (c) the United States Bankruptcy Court for the Middle District of Florida has jurisdiction over the Corporation pursuant to the confirmation order and under Chapter 11 of Title 11 of the United States Code; and (d) the Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

FIRST:

The name of the Corporation is WINN-DIXIE STORES, INC.

SECOND:

The purpose for which the Corporation is organized is to engage in any lawful business for which corporations may be organized under the Florida Business Corporation Act.

THIRD:

Section 1. Capital Stock.

The total number of shares which the Corporation is authorized to issue is 400,000,000 shares of common stock (the “Common Stock”), each having a par value of $0.001 per share. Shares of Common Stock may from time to time be issued for such consideration, payable in either cash or property (including shares of stock or other securities of the Corporation or any other corporation), labor or services, having a value as in the judgment of the Board of Directors shall be at least equivalent to the full par value of the stock so issued, and all shares so issued and paid for shall thenceforth be fully paid and non-assessable. Except as to shareholders having some contractual right of subscription, no holders of Common Stock shall have any preemptive right, as such holders, to purchase, subscribe for or otherwise acquire any part of any new or additional issue of capital stock of any class whatsoever, or of securities convertible into capital stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash, property, labor or services.

Section 2. Restrictions on Transfer of Capital Stock.

(a) Certain Definitions.

As used in this Section 2:

“5-Percent Stockholder” means a “5-percent shareholder” of the Corporation as defined in Treasury Regulation Section 1.382-2T(g).

“Business Day” means any day, other than a Saturday, Sunday or day on which banks located in New York, New York, are authorized or required by law to close.

“Completion” occurs, and a Transfer is “Completed,” when all steps have been taken to effect the Transfer of beneficial ownership.

“Distribution Date” means the Distribution Date as defined in the Plan.

“Effective Date” means November 21, 2006.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1).

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Notice Date” means the first testing date (as described in Treasury Regulation Section 1.382-2(a)(4)) on which the aggregate Percentage Stock Increases are equal to or greater than the Threshold Percentage less ten (10) percentage points.

“Percentage Stock Increase” means the increase in the Percentage Stock Ownership of Common Stock by a 5-Percent Stockholder (other than a Public Group segregated under Treasury Regulation Section 1.382-2T(j)(2)) over the lowest Percentage Stock Ownership of Common Stock by such 5-Percent Stockholder at any time since the Effective Date. For this purpose, Treasury Regulation Section 1.382-2T(g)(5)(i)(A) shall apply in determining the Percentage Stock Increase of any 5-Percent Stockholder. Notwithstanding anything to the contrary, “Percentage Stock Increase” shall not include any increase in the Percentage Stock Ownership of Common Stock by a 5-Percent Stockholder if such increase would have the effect of duplicating either a prior Percentage Stock Increase since the Effective Date or Percentage Stock Ownership that reduced the Threshold Percentage at the Effective Date.

“Percentage Stock Ownership” means percentage stock ownership of Common Stock determined in accordance with the Treasury Regulations under Section 382 of the IRC.

“Plan” means the Joint Plan of Reorganization of the Corporation and Affiliated Debtors, dated August 9, 2006.

“Prohibited Transfer” means a purported Substantial Stockholder Transfer, but only to the extent that such Transfer is null and void ab initio under paragraph (b) or (c) of this Section 2.

“Public Group” means a public group as defined in Treasury Regulation Section 1.382-2T(f)(13).

“Restriction Notice” means a written notice provided by the Corporation to a potential Transferee, prior to 5:00 p.m. (New York time) on the fifth (5th) Business Day following the day of receipt by the Corporation of a Transfer Notice, which written notice states that the Corporation believes that the Restriction Period either has or has not commenced and, if it has, the Termination Date has or has not occurred.

“Restriction Period” means the period:

(i) beginning on the earliest testing date (as described in Treasury Regulation Section 1.382-2(a)(4)), following the Effective Date, on which the aggregate Percentage Stock Increases of all 5-Percent Stockholders on such testing date (taking into account all pending Transfers) equals or exceeds the Threshold Percentage; and

(ii) ending on the earlier of (A) the day that is forty-five (45) days after the second anniversary of the Effective Date (or, if earlier, the day after the second anniversary of the initial Distribution Date pursuant to the Plan) and (B) the earliest date on which the Board of Directors determines that (a) the consummation of the Plan did not satisfy the requirements of Section 382(1)(5) of the IRC, (b) treatment under Section 382(1)(5) of the IRC is not in the best interests of the Corporation, its affiliates and its shareholders, taking into account all relevant facts and circumstances, including, without limitation, the market and other impact of maintaining these Transfer restrictions herein, (c) an ownership change (within the meaning of Section 382 of the IRC) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits or (d) no significant value attributable to Tax Benefits would be preserved by continuing the Transfer restrictions herein (the earliest of the dates described in this clause (ii) being hereafter referred to as the “Termination Date”).

The Board of Directors promptly shall determine, in its sole discretion, whether it is more likely than not that the consummation of the Plan will satisfy the requirements of Section 382(l)(5) of the IRC.

“Substantial Stockholder” means an individual or Entity that acquires or, if the Transfer Restrictions or Notice Restrictions are then applicable, that purports to acquire direct beneficial ownership of Common Stock in a Substantial Stockholder Transfer.

“Substantial Stockholder Transfer” means a Transfer that results in a Percentage Stock Increase or, if the Transfer Restrictions and Notice Restrictions are then applicable, that would result in a Percentage Stock Increase if it occurred and were not void ab initio, in each case other than a Transfer that the Board of Directors has affirmatively determined shall not be a Substantial Stockholder Transfer.

“Tax Benefits” means net operating loss carryovers (within the meaning of Section 172 of the IRC) and net unrealized built-in loss (within the meaning of Section 382(h)(3)(A)(i) of the IRC).

“Threshold Percentage” means 35% minus the Percentage Stock Ownership on the Effective Date by 5-Percent Stockholders other than any direct public group (described in Treasury Regulation Section 1.382-2T(j)(1)(iv)(C)) of the Corporation.

“Transfer” means any direct or indirect sale, transfer, exchange, issuance, grant, redemption, repurchase, assignment, conveyance or other disposition for consideration, whether voluntary or involuntary, and whether by operation of law or otherwise, but not including an issuance, grant, redemption or repurchase of Common Stock. A Transfer also shall include the grant or transfer of an option (other than by the Corporation), but only if the option would be deemed exercised pursuant to Treasury Regulation Section 1.382-4(d)(2)(i)(A) in connection with such grant or transfer.

“Transferee” means any individual or Entity to whom direct beneficial ownership of Common Stock is Transferred and who is, or would become as a result of such Transfer, a Substantial Stockholder.

“Transfer Notice” means a written notice provided by a Substantial Stockholder to the Corporation, at least seven (7) and not more than twelve (12) Business Days prior to Completion of a potential Substantial Stockholder Transfer, which notice states (i) the name, address, facsimile number and e-mail address, and Percentage Stock Ownership of the Substantial Stockholder prior to the Substantial Stockholder Transfer, (ii) if known to the Substantial Stockholder, the name and address of the transferor, (iii) the number of shares subject to the Substantial Stockholder Transfer, and (iv) the proposed date of Completion of the Substantial Stockholder Transfer. For purposes of this definition, if a Substantial Stockholder does not exist with respect to a Substantial Stockholder Transfer, then the Transfer Notice shall be provided by the individual or Entity that purports to engage in the Transfer that will cause the Substantial Stockholder Transfer.

“Treasury Regulation” means a Treasury Regulation promulgated under the IRC.

(b) Transfer Restrictions.

A Substantial Stockholder Transfer that is Completed during the Restriction Period shall be null and void ab initio and shall not be effective to Transfer Common Stock, but only to the minimum extent necessary to prevent the Transfer from being a Substantial Stockholder Transfer (the “Transfer Restrictions”). The Transfer Restrictions shall not (i) apply to Transfers pursuant to a tender offer to purchase Common Stock, provided, that such tender offer results in the acquisition of beneficial ownership of Common Stock by any person or group, which, when combined with the Common Stock beneficially owned by such person or group represents more than 50% of the voting power represented by all then-outstanding Common Stock (without regard to tenders during any subsequent offering period), or (ii) preclude the settlement of a transaction entered into through the facilities of any national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer. With respect to a transaction entered into through the facilities of any national securities exchange or any national quotation system, the sole remedy pursuant to this paragraph (b) of Section 2 shall be recovery of the Prohibited Transfer as described in paragraph (d) of Section 2. The terms “group” and “beneficial ownership” (and terms of like effect) used in this paragraph shall have the meanings ascribed to them in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder.

(c) Notice and Permitted Transfers.

No Transfer Notice is required for Transfers that occur prior to issuance by the Corporation of the Notice Date Press Release (as defined below). A Substantial Stockholder Transfer that is Completed after the Corporation issues the Notice Date Press Release shall be null and void ab initio unless a Transfer Notice is provided to the Corporation (the “Notice Restriction”). If the Corporation receives a Transfer Notice on a day that is not in the Restriction Period (taking into account all prior Transfers (i) for which a previous Transfer Notice was received by the Corporation, (ii) for which a Schedule 13D or Schedule 13G was theretofore filed, or (iii) of which the Corporation was otherwise previously aware) and the Transfer Notice references a Substantial Stockholder Transfer that, upon Completion, would cause the Restriction Period to commence, such Transfer shall be treated as a Prohibited Transfer to the minimum extent necessary for the Restriction Period not to commence. If the Corporation receives more than one such Transfer Notice on the same day, the Transfers referenced in such Transfer Notices shall be treated as Prohibited Transfers to the minimum extent necessary for the Restriction Period not to commence, and the amount of the Common Stock referenced in each Transfer Notice that is treated as Prohibited Stock shall be in proportion to the amounts of Common Stock referenced in each such Transfer Notice. The Corporation shall provide a Restriction Notice to each Substantial Stockholder that files a Transfer Notice. The determination of whether a Transfer referenced in a Transfer Notice is a Prohibited Transfer is made on the date the Transfer Notice is received by the Corporation. From and after receipt of a Transfer Notice, until Completion of the Transfer described in the Transfer Notice (and thereafter to the extent such Transfer is Completed and is not a Prohibited Transfer), the determination of whether the Restriction Period has commenced with respect to any other Transfer (i) for which a Transfer Notice was not theretofore received by the Corporation, (ii) for which a Schedule 13D or Schedule 13G was not theretofore filed, or (iii) of which the Corporation was not otherwise previously aware, shall be made by taking into account the Percentage Stock Increase referenced in such Transfer Notice (or if Completion has occurred, the Percentage Stock Increase that resulted from that part of the Transfer referenced in such Transfer Notice that was not a Prohibited Transfer).

(d) Recovery of Prohibited Transfer.

The Corporation may institute legal proceedings to force rescission of a Prohibited Transfer. Notwithstanding the preceding sentence, the sole remedy with respect to a Prohibited Transfer entered into through the facilities of any national securities exchange or any national securities quotation system shall be as provided below in this paragraph (d) of Section 2. Upon written demand by the Corporation, the purported Transferee or member of a Prohibited Party Group (as defined below) with respect to a Prohibited Transfer shall deliver or cause to be delivered to an agent designated by the Board of Directors (the “Securities Transfer Agent”), all certificates and other evidences of ownership of the Common Stock that is the subject of the Prohibited Transfer (the “Prohibited Stock”), together with any dividends or other distributions that were received from the Corporation with respect to such Prohibited Stock (“Prohibited Distributions”). The Securities Transfer Agent promptly shall sell the Prohibited Securities to one or more buyers. Disposition of Prohibited Stock by the Securities Transfer Agent pursuant to this paragraph (d) of Section 2 shall be deemed to occur simultaneously with the Prohibited Transfer to which the Prohibited Stock relates. The Securities Transfer Agent shall not act or be treated as acting as an agent for or on behalf of the purported Transferee or Prohibited Party Group or for or on behalf of the Corporation and shall have no right to bind any of them, in contract or otherwise, but shall act only to carry out the ministerial functions assigned to it in these Transfer Restrictions. If a purported Transferee or member of a Prohibited Party Group has resold Prohibited Stock before receiving the Corporation’s demand to surrender the Prohibited Stock to the Securities Transfer Agent, the purported Transferee or member of a Prohibited Party Group shall be deemed to have sold the Prohibited Stock on behalf of the Securities Transfer Agent and shall be required to transfer to the Securities Transfer Agent any Prohibited Distributions and the proceeds of such sale of Prohibited Stock. If a purported Transferee or member of a Prohibited Party Group fails to surrender Prohibited Stock or proceeds of a sale of Prohibited Stock to the Securities Transfer Agent, together with any Prohibited Distributions, within three (3) Business Days from the date the Corporation makes a demand for surrender of such Prohibited Stock, the Corporation may institute legal proceedings to compel such surrender. If a Prohibited Transfer occurs, but does not result from a Transfer of direct beneficial ownership of Common Stock, each individual or Entity whose ownership of Common Stock is attributed to the 5–Percent Stockholder that had a Percentage Stock Increase (collectively, the “Prohibited Party Group”) shall be required to deliver, and shall be deemed to have delivered to the Securities Transfer Agent, prior to the Transfer, a sufficient number of shares of Common Stock (which Common Stock shall be so delivered in the inverse order in which it was acquired by members of the Prohibited Party Group) to cause the Transfer, following such delivery, not to be a Prohibited Transfer.

(e) Treatment of Prohibited Transfers.

No employee or agent of the Corporation shall record any Prohibited Transfer and the purported Transferee shall not be recognized as a shareholder of Prohibited Stock for any purpose whatsoever and shall not be entitled, with respect to such Prohibited Stock, to any rights of a shareholder of the Corporation, including, without limitation, the right to vote such Prohibited Stock or to receive dividend distributions, whether liquidating or otherwise, in respect thereof. Once Prohibited Stock has been acquired in a Transfer that is not a Prohibited Transfer, the Prohibited Stock shall cease to be Prohibited Stock.

(f) Proceeds of Prohibited Transfers.

The Securities Transfer Agent shall apply any proceeds of a sale by it of Prohibited Stock (or, if the purported Transferee resold the Prohibited Stock before the Securities Transfer Agent could recover the Prohibited Stock from the Purported Transferee, the proceeds from such resale of Prohibited Stock by the Purported Transferee), as follows: (i) first, to reimburse itself for its costs and expenses in connection with its duties as Securities Transfer Agent hereunder; (ii) second, from such proceeds as well as other funds available in the Prohibited Transfers Fund, to reimburse the purported Transferee for the amounts paid by the purported Transferee for the Prohibited Stock, and (iii) third, to pay any remaining balance of such proceeds into a fund (the “Prohibited Transfers Fund”) that will hold all excess proceeds from sales of Prohibited Stock. The Securities Transfer Agent shall be the disbursing agent of the Prohibited Transfers Fund, and such fund shall be used to reimburse purported Transferees for the amounts paid by the purported Transferees for Prohibited Stock. At the end of the Restriction Period, any remaining amounts in the Prohibited Transfers Fund shall be paid to the U.S. Treasury Department.

(g) Amendment of Transfer Restrictions.

An affirmative vote of the holders of two-thirds of the outstanding Common Stock of the Corporation shall be required to amend this Section 2 of Article THIRD if such amendment would impose additional restrictions, burdens or requirements on any Transfer of Common Stock.

(h) Legend on Certificates.

All certificates reflecting the Common Stock of the Corporation on or after the Effective Date shall, until the end of the Restriction Period, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE THIRD OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE CORPORATION, AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(i) Press Releases.

By the fifth (5th) Business Day after this Section 2 of Article THIRD first becomes effective and within ten (10) Business Days after the end of each calendar year, the Corporation shall issue a press release stating the number of outstanding shares of Common Stock to be taken into account in making all calculations of Percentage Stock Ownership for purposes of this Section 2 of Article THIRD.

Within five (5) Business Days after the Corporation determines that the Notice Date has occurred, the Corporation shall issue a press release stating that fact and stating that the Transfer Notice requirements of this Section 2 of Article THIRD have therefore become operative (the “Notice Date Press Release”).

Within five (5) Business Days after the Corporation determines that the Restriction Period has commenced, the Corporation shall issue a press release stating such fact.

(j) Administration of Transfer Restrictions.

The Board of Directors of the Corporation shall have the power to determine, in its sole discretion, all matters related to this Section 2 of Article THIRD, including matters necessary or desirable to administer or to determine compliance with this Section 2 of Article THIRD.

(k) Notice.

All notices and other communications provided for under this Article THIRD shall be in writing and shall be delivered by overnight courier service, faxed, or e-mailed, if to the Corporation, by overnight delivery to its address at 5050 Edgewood Court, Jacksonville, Florida 32203-0927, attention: Corporate Secretary, with a copy to Vice President, Tax, by confirmed facsimile, to facsimile number 904-783-5651 to the attention of Larry Appel, Corporate Secretary, and if to a Substantial Stockholder, by overnight delivery, confirmed facsimile or e-mail to the address, facsimile number or e-mail address set forth in its Transfer Notice. All such notices shall be deemed given when received by the Corporation or Substantial Stockholder, as the case may be.

Section 3. Limitation on Issuance of Non-Voting Equity Securities

Pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

FOURTH:

The amount of capital with which this Corporation will begin business shall be $1,000.00.

FIFTH:

The Corporation is to have perpetual existence.

SIXTH:

The registered and principal office of the Corporation shall be located at 5050 Edgewood Court, in the City of Jacksonville, County of Duval, State of Florida.

SEVENTH:

The indemnification provided under this Article SEVENTH shall be subject to, and limited by, Section 7.11 below.

Section 7.1 Obligation to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. The Corporation shall indemnify to the fullest extent permitted by law any person who was or is a director, officer or key employee (as such key employees are designated by the Chief Executive Officer and the Board of Directors) of the Corporation and was or is a party to any proceeding (other than an action by, or in the right of, the Corporation) by reason of the fact that he or she is or was a director, officer or key employee (as such key employees are designated by the Chief Executive Officer and the Board of Directors) of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 7.2 Obligation to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. The Corporation shall indemnify to the fullest extent permitted by law any person who was or is a director, officer or key employee (as such key employees are designated by the Chief Executive Officer and the Board of Directors) and was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or key employee (as such key employees are designated by the Chief Executive Officer and the Board of Directors) of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 7.2 in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 7.3 Successful Defense of Proceedings. To the extent that a director, officer or key employee of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Section 7.1 or Section 7.2, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Section 7.4 Authorization of Indemnification. Any indemnification under Section 7.1 or Section 7.2, unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or key employee is proper in the circumstances, because he or she has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two (2) or more directors not at the time parties to the proceeding;

(c) By independent legal counsel:

(i) Selected by the Board of Directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

(ii) If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or

(d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Section 7.5 Authorization of Expenses. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by Section 7.4(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

Section 7.6 Expenses Payable in Advance. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the Corporation pursuant to this Article SEVENTH. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

Section 7.7 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided pursuant to this Article are not exclusive, and the Corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers or key employees under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer or key employee if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a) A violation of the criminal law, unless the director, officer or key employee had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b) A transaction from which the director, officer or key employee derived an improper personal benefit;

(c) In the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act, are applicable; or

(d) Willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 7.8 Survival of Indemnification and Advancement of Expenses. Indemnification and advancement of expenses as provided in this Article SEVENTH shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer or key employee and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

Section 7.9 Certain Definitions. For purposes of this Article, the term “corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Additionally, for purposes of this Article:

(a) The term “other enterprises” includes employee benefit plans;

(b) The term “expenses” includes counsel fees, including those for appeal;

(c) The term “liability” includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

(d) The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

(e) The term “agent” includes a volunteer;

(f) The term “serving at the request of the corporation” includes any service as a director, officer or key employee of the Corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

(g) The term “not opposed to the best interest of the Corporation” describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

Section 7.10 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 7.11 Certain Limitations. Notwithstanding any other provision of this Article SEVENTH, the Corporation shall have no obligation to indemnify any person for claims arising before February 21, 2005 or for claims resulting from gross negligence, willful misconduct, breach of fiduciary duty or intentional tort arising after February 21, 2005 but before November 9, 2006. Notwithstanding any other provision of this Article SEVENTH, the Corporation shall only be required to indemnify its directors, officers or key employees (as such key employees are designated by the Chief Executive Officer and the Board of Directors) who serve in such capacity on or after February 21, 2005.

Section 7.12 Director and Officer Liability. To the fullest extent permitted by law, no director or officer shall be personally liable for claims for monetary damages, arising as of or after November 21, 2006, to the Corporation or any other person resulting from a breach of fiduciary duty. If the Florida Business Corporation Act is amended after the adoption of these Amended and Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended. Any repeal or modification of this Article SEVENTH by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

EIGHTH:

Additional provisions for the regulation of the business and for the conduct of the affairs of the Corporation are as follows:

(a) The Board of Directors shall consist of a minimum of seven (7) and a maximum of twelve (12) members. At each Annual Meeting of Shareholders, the directors shall be elected for one (1) year terms and until their successors shall be duly elected and qualified. The number of directors shall be fixed by the Board of Directors.

The shareholders may remove one or more directors with or without cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

(b) Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly convened Annual Meeting or Special Meeting of Shareholders of the Corporation, and the ability of the shareholders to consent in writing to the taking of any action is hereby specifically denied.

(c) In furtherance and not in limitation of the powers conferred by the laws of the State of Florida, the Board of Directors is expressly authorized to make and alter the By-Laws. In the case of any inconsistencies between the Articles of Incorporation and the By-Laws, the Articles of Incorporation shall control.

(d) The Board of Directors shall determine from time to time whether, and if allowed, when and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders. No shareholder shall have any right to inspect any book or document of the Corporation except as such right may be conferred by the laws of the State of Florida or as may be authorized by the Board of Directors.

(e) If the By-Laws so provide, the shareholders and directors shall have power to hold their meetings outside of the State of Florida at such places as may from time to time be designated by them.

(f) The Corporation may in its By-Laws confer powers additional to the foregoing upon the directors, in addition to the powers and authorities expressly conferred upon them by law.

(g) Special meetings of the shareholders may be called at any time by the Chairman of the Board, or by the Board of Directors. The Corporation shall hold a Special Meeting of Shareholders if the holders of not less than thirty percent (30%) of all votes entitled to vote on any issue proposed to be considered at the proposed special meeting shall sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Only business within the purpose or purposes described in the special meeting notice may be conducted at a special shareholders’ meeting. Within thirty (30) days of receipt of such written demand, as provided in this Article EIGHTH, paragraph (g), the Secretary will issue notice calling for a special meeting of the shareholders to be held within thirty (30) days of such notice.

(h) The Corporation reserves the right to amend the Amended and Restated Articles of Incorporation of the Corporation in the manner prescribed by applicable law, provided, however, that the Board of Directors shall only be permitted to effect the amendments described in Section 607.1002 (1) through (8) of the Florida Business Corporation Act without the affirmative vote of a majority of the holders of Common Stock issued and outstanding and entitled to vote at any regular or special meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 21st day of November, 2006.

Winn-Dixie Stores, Inc.

By	/s/ Larry Appel
Name:	Larry Appel
Title:	Senior Vice President